Exhibit 99.1

        FARO REPORTS 21.8% NET INCOME INCREASE IN FIRST QUARTER 2005;
                          RAISES EPS GUIDANCE FOR 2005

    LAKE MARY, Fla., May 9 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today reported net income for the first quarter ended April 2, 2005 of approximately $3.47 million or $0.24 per diluted share, a 21.8% increase compared with $2.85 million, or $0.20 per diluted share in the first quarter of 2004. Sales for the first quarter of 2005 were approximately $27.6 million, an increase of $6.6 million, or 31.4% from $21.0 million the first quarter of 2004. New order bookings for the first quarter were approximately $25.1 million, an increase of $6.0 million, or 31.4% compared with approximately $19.1 million in the year-ago quarter. The sales increase in the first quarter of 2005 was higher than the 25%-30% annual growth forecast by the Company for all of 2005.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO )

    Regionally sales increased 28.2% in the Americas to $10.9 million, from $8.5 million in the first quarter of 2004. Sales increased 16.8% in Europe/Africa to $11.8 million from $10.1 million in the first quarter of 2004. In the Asia/Pacific region sales increased 104% to $4.9 million from $2.4 million in the first quarter of 2004.

    "Our investment in the Asia/Pacific region continues to show good returns as sales and new order bookings in Asia/Pacific in the first quarter were approximately 17.6% and 20.1% of total sales and total new order bookings in the quarter, respectively," said Simon Raab, Chief Executive Officer. "This keeps us on track towards our goal to have a third of our sales in that region in 2006."

    Gross margin for the first quarter of 2005 was approximately 62.8%, compared to 64.0% in the first quarter of 2004. Selling, general and administrative ("SG&A") expenses were approximately $11.1 million, or 40.2% of sales in the first quarter, an increase of $3.0 million from $8.1 million or 38.6% of sales in the first quarter of 2004. SG&A expenses as a percentage of sales were higher in the first quarter primarily as a result of the Company's ongoing expansion of sales offices, especially in the Asia Pacific region, and higher professional and legal expenses related to Sarbanes-Oxley compliance, international tax planning, and the filing of a registration statement on Form S-3 with the Securities and Exchange Commission ("SEC"). Research and development expenses were approximately $1.3 million for the first quarter of 2005, compared to $1.4 million in the first quarter of 2004.

    Operating margin for the first quarter of 2005 was approximately 15.2%, a decrease of 0.7 percentage points from 15.9% in the first quarter of 2004. The effective income tax rate in the first quarter of 2005 was approximately 19.2% compared to 21.2% in the year-ago quarter.

    Revised Outlook for 2005

    On March 29, 2005 the Company announced its acquisition of iQvolution AG, a German manufacturer of a software driven laser-based measurement product which the company will sell under the name Laser Scanner LS. We expect this acquisition to add $4.0 - $6.0 million to sales, and to have a dilutive effect of approximately four to seven cents on earnings per share in 2005. We expect this acquisition to be accretive to earnings in 2006, as integration costs and a new sales force will be fully deployed and productive.

    "We are enthusiastic about our latest acquisition as we see a lot of similarities with our two previous very successful acquisitions," said Raab. "We have a long-term commitment from the iQvolution management and key technical people, and their leading-edge technology and lower pricing compared to the competition. Combining this with our worldwide sales channel and name recognition should allow us to capture a larger portion of the growing laser scanner market."

    The SEC has postponed the implementation date for expensing stock options until 2006, and this is expected to result in lowering our expenses by approximately $2.0 million, or 14 cents per share compared to our previous 2005 earnings per share guidance.

    Therefore based on our actual first quarter results, the impact of the iQvolution acquisition, the postponement of FAS 123(R), and a 20% income tax rate we are increasing our guidance to sales of $125 - $132 million, and earnings per share of $1.15 - $1.45 for 2005, compared to our prior guidance of $121 - $126 million and $1.03 - $1.36, respectively.

    Financial Table Follows

    This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company's plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as "may," "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "will," "should," "could," "projects," "forecast," "target," "goal," and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

    Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

    * Our inability to continue to grow sales in the Asia Pacific region; * Our inability to effectively integrate the iQvolution acquisition and achieve the expected benefits from it;
    * Our inability to keep our financial results within our target goals as a result of various potential factors, such as investments in potential acquisitions or strategic sales, product, or other initiatives;

    * Our inability to find less expensive alternatives to stock options to attract and retain employees;
    * Our inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;
    * The fact that the market potential for the CAM2 market and the potential adoption rate for our products are difficult to quantify and predict;
    * The effects of increased competition as a result of recent consolidation in the CAM2 market
    * Difficulty in predicting our effective tax rate;
    * Our inability to further penetrate our customer base;
    * Development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;
    * Our inability to maintain our technological advantage by developing new products and enhancing our existing products;
    * The cyclical nature of the industries of our customers and the financial condition of our customers;
    * The inability to protect our patents and other proprietary rights in the United States and foreign countries and the assertion of infringement claims against us;
    * Fluctuations in our annual and quarterly operating results as a result of a number of factors;
    * The inability of our products to displace traditional measurement devices and attain broad market acceptance;
    * The impact of competitive products and pricing in the CAM2 market and the broad market for measurement and inspection devices;
    * Risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, and the burdens of complying with a wide variety of foreign laws and labor practices;
    * The loss of our Chief Executive Officer, our President and Chief Operating Officer, our Executive Vice President and Treasurer, or our Chief Financial Officer or other key personnel;
    * The failure to effectively manage our growth;
    * The loss of a key supplier and the inability to find a sufficient alternative supplier in a reasonable period or on commercially reasonable terms; and
    * the other risks detailed in the Company's Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

    About FARO:
    FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company's products allow manufacturers to perform three-dimensional inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO's worldwide customer base. Principal products include the FARO Gage and Gage-Plus(TM), Platinum and Titanium model Faro Arms(R), SI and X model FARO Laser Trackers(R), Laser Scanner LS and a CAM2(R) family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and Guide 25 approved. Learn more at http://www.faro.com .

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
                             SUMMARY FINANCIAL TABLE
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                      Three Months Ended
                                                -------------------------------
                                                   Apr. 2,            Apr. 3,
(amounts in thousands, except per share data)       2005               2004
---------------------------------------------   ------------       ------------
SALES                                           $     27,617       $     21,025
COST OF SALES                                         10,274              7,561
Gross profit                                          17,343             13,464

OPERATING EXPENSES:
 Selling                                               7,666              5,563
 General and administrative                            3,467              2,567
 Depreciation and amortization                           690                557
 Research and development                              1,327              1,441

 Total operating expenses                             13,150             10,128

INCOME FROM OPERATIONS                                 4,193              3,336

OTHER INCOME (EXPENSES)
 Interest income                                         132                 74
 Other income, net                                       (29)               206
 Interest expense                                         (2)                (2)

INCOME BEFORE INCOME TAX                               4,294              3,614

INCOME TAX EXPENSE                                       825                766

NET INCOME                                      $      3,469       $      2,848

NET INCOME PER SHARE - BASIC                    $       0.25       $       0.21

NET INCOME PER SHARE - DILUTED                  $       0.24       $       0.20

Weighted average shares - Basic                   14,037,027         13,522,921

Weighted average shares - Diluted                 14,408,009         14,080,103

                    SELECTED CONSOLIDATED BALANCE SHEET DATA
                                   (UNAUDITED)
                                 (in thousands)

                                                                   Apr. 2, 2005
                                                                   ------------
Cash and investments                                               $     34,986
Current assets                                                     $     81,938
Total assets                                                       $    113,935
Current liabilities                                                $     17,465
Obligations under capital leases - less current portion            $        352
Total liabilities                                                  $     18,591
Total shareholders' equity                                         $     95,344
Total liabilities and shareholders' equity                         $    113,935

              SELECTED CONSOLIDATED STATEMENT OF CASH FLOWS DATA
                                   (UNAUDITED)
                                 (in thousands)

                                                                   Apr. 2, 2005
                                                                   ------------
Net cash provided by operating activities                          $      1,743
Net cash (used in) investing activities                            $     (4,182)
Net cash provided by financing activities                          $        184
Effect of Exchange Rate Changes on Cash                            $       (601)
Cash and Cash Equivalents, Beginning of Period                     $     16,357
Cash and Cash Equivalents, End of Period                           $     13,501

SOURCE  FARO Technologies, Inc.
    -0-                             05/09/2005
    /CONTACT: Greg Fraser, EVP, FARO Technologies, Inc., +1-407-333-9911, or Vic Allgeier, The TTC Group, +1-212-227-0997, for FARO Technologies, Inc./
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              AP Archive:  http://photoarchive.ap.org
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    /Web site:  http://www.faro.com